EXHIBIT 8.1

November 1, 2019

Ladies and Gentlemen:
We have acted as special counsel for DTE Energy Company, a Michigan corporation (the “Company”), in connection with the preparation of a prospectus supplement dated on or about the date hereof (“Prospectus Supplement”) and the prospectus dated April 1, 2019 forming part of the registration statement on Form S-3 (No. 333-230656) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) relating to the issuance and sale by the Company of 26,000,000 Equity Units (the “Corporate Units”), with each Corporate Unit consisting of a contract to purchase shares of Company common stock, without par value, and, initially, a 5% undivided beneficial ownership interest in a 2019 Series F 2.25% Remarketable Senior Note due 2025 issued in the principal amount of $1,000 by the Company under the Indenture, dated as of April 9, 2001, between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, as heretofore supplemented and as supplemented by a Supplemental Indenture, dated as of November 1, 2019 (as supplemented, the “Indenture”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material United States Federal Income Tax Consequences” in the Prospectus Supplement (the “Discussion”).
This opinion is based on various facts and assumptions, and as to factual matters, is conditioned upon certain representations and warranties made by officers of the Company and the underwriters and we have relied upon the accuracy of the representations and warranties included in (i) the Underwriting Agreement, dated October 29, 2019, between the Company and Barclays Capital Inc., as representative of the underwriters named therein, (ii) the Purchase Contract and Pledge Agreement, dated as of November 1, 2019, between the Company and The Bank of New York Mellon Trust Company, N.A. and (iii) the Indenture.
In our capacity as special counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON LOS ANGELES
MIAMI NEW YORK NORFOLK RALEIGH/DURHAM RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC

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forth in the above-referenced representations and warranties. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.
We hereby confirm that all statements of U.S. federal income tax law or legal conclusions with respect thereto contained in the Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, are accurate in all material respects and constitute the opinion of Hunton Andrews Kurth LLP with respect to the matters set forth therein. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations and warranties described above may affect the conclusions stated herein.
This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. This opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.
Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company and to the references to our firm contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.
Very truly yours,
/s/ Hunton Andrews Kurth